(Tampa Electric Company Letterhead)

                                                             Exhibit 99.1

                                           FOR IMMEDIATE RELEASE

             Contact:  Mitch Lubitz
                       Office: 813/228-4281
                            Home: 813/521-1202

             PSC sets ROE cap for Tampa Electric


                  TAMPA, July 5, 1994 -- The Florida Public Service
             Commission today took action to cap Tampa Electric's 1994 regulatory rate of return on common equity (ROE) at 12.45 percent, and left unchanged the company's authorized ROE.

                  In February, the commission set Tampa Electric's
             authorized ROE at a midpoint of 11.35 percent with a range of 10.35 percent to 12.35 percent.

                  With respect to 1994 only, the PSC approved, with
             slight modification, a proposal by the commission staff and Tampa Electric to provide that any regulatory return above
             12.45 percent ROE would be used to increase Tampa Electric's storm damage reserve for its transmission and distribution facilities. Any amounts in excess of this requirement and this return would be refunded to Tampa Electric customers.

                  The commission will determine the appropriate amount of
             the storm damage reserve later this year. The self-insurance storm reserve was created as a result of the unavailability of private storm insurance in the state after Hurricane Andrew severely damaged T&D facilities in 1992.

                  The commission's proposed agency action today is
             expected to become final 21 days after the publication of its written order, unless a party asks for a hearing.


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             RETURN ON EQUITY -- 2


                  Tampa Electric is the largest subsidiary of TECO
             Energy, a diversified energy-related holding company headquartered in Tampa. Besides Tampa Electric, its principal businesses are TECO Transport & Trade, TECO Coal, TECO Coalbed Methane and TECO Power Services.






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